Exhibit 99.1
News Release
Contacts:
Integra LifeSciences Holdings Corporation

John B. Henneman, III	Karen Mroz-Bremner
Executive Vice President,	Senior Manager,
Finance and Administration,	Corporate Development
and Chief Financial Officer	and Investor Relations
(609) 936-2481	(609) 936-6929
jhenneman@Integra-LS.com	Karen.mroz-bremner@Integra-LS.com
Integra LifeSciences Reports Third Quarter 2008 Financial Results
Revenues for the Third Quarter Increase 24% to $167 million
Cash Flow from Operations Increases to $27 million
Announces Acquisition of its Australian and New Zealand Distributor
Plainsboro, New Jersey, November 7, 2008 — Integra LifeSciences Holdings Corporation (NASDAQ: IART) today reported its financial results for the quarter ended September 30, 2008. Total revenues in the third quarter of 2008 were $167.0 million, reflecting an increase of $32.0 million, or 24%, over the third quarter of 2007.
“Integra posted strong results this quarter and in the first three quarters of the year,” said Stuart Essig, Integra’s President and Chief Executive Officer. “We are pleased with the underlying strength of our business, including both revenue growth and operating cash flow.”
The Company reported a GAAP net loss of $15.3 million, or $0.54 per diluted share, for the third quarter of 2008, compared to GAAP net income of $9.7 million, or $0.33 per diluted share, for the third quarter of 2007. During the quarter, the Company recorded a compensation charge and an in-process research and development charge related to the acquisition of the Theken companies totaling $43.5 million. GAAP operating loss for the third quarter of 2008 was $22.9 million.
In addition to GAAP results, Integra reports adjusted net income and adjusted diluted earnings per share. A further discussion of these non-GAAP financial measures can be found below, and reconciliations of GAAP net income/(loss) to adjusted net income and GAAP diluted earnings/(loss) per share to adjusted diluted earnings per share for the quarters ended September 30, 2008 and 2007 appear in the financial statements attached to this release.
Adjusted net income for the third quarter of 2008, computed with the adjustments to GAAP reporting set forth in the attached reconciliation, was $13.3 million, or $0.46 per diluted share. In the third quarter of 2007, adjusted net income was $11.3 million, or $0.39 per diluted share.
Integra generated approximately $27.1 million in operating cash flows in the quarter and has generated more than $45 million in operating cash flows year-to-date in 2008, a 40% increase over the same period in 2007.

Integra also announced today that it is launching a direct sales force in Australia and New Zealand through the acquisition of its longstanding distributor in those markets. Integra paid $4.1 million ($6.0 million Australian Dollars) at closing and may pay up to $2.1 million ($3.1 million Australian Dollars) in future payments based on the performance of the business during the three years after closing.
Excluding revenues from product lines acquired after the second quarter of 2007, total revenues grew 11% over the prior year period. Excluding eliminated product lines distributed for third parties and recently acquired product lines, total revenues grew approximately 13% over the prior-year period.
Beginning this quarter Integra will present its revenues in three categories: Integra NeuroSciences, Integra Orthopedics, and Integra Medical Instruments. We have presented a break-out of historical revenues into these three categories in the “Events and Presentations” page of the Investor Relations section of our website. These categories have been chosen to better reflect the markets into which our products are sold and replace the previously reported revenue categories.
Integra NeuroSciences revenues grew by 20% to $68.0 million from $56.7 million in the prior-year period. NeuroSciences revenues were strong across all major product lines, with ultrasonic aspirators, neuromonitoring, cranial stabilization, and duraplasty all recording double-digit growth.
Integra Orthopedic revenues, which include the Extremity Reconstruction, Integra OrthoBiologics, Integra Spine, and private label product lines, grew by 63% to $53.8 million from $33.0 million in the prior-year period. Recently acquired IsoTis and Theken Spine revenues contributed $16.2 million in the period. Extremity reconstruction products grew more than 20%. Private label revenues were essentially flat versus the prior year period.
“This new format for presenting our revenues highlights the strength of our growing orthopedics business,” said Mr. Essig. “The extremities, orthobiologics, and spine franchises complement each other and benefit from our leading position in tissue engineering. Our acquisitions of IsoTis last year and Theken Spine this year and the expansion of Integra’s extremities reconstruction sales organization reinforce our commitment to the high-growth areas of orthopedics.”
Integra Medical Instruments revenues were essentially flat year-over-year at $45.2 million versus $45.3 million in the prior-year period. This category is comprised of the Jarit, Luxtec, Miltex, and several smaller product lines, including pain management. During 2008, we have integrated these businesses and eliminated underperforming and certain distributed product lines, which has tempered growth in this category for several quarters. Since May 2007, we have eliminated distributed product lines representing approximately 40% of the original revenues of the LXU business.
Gross margin on total revenues in the third quarter of 2008 was 61.5%. Cost of goods sold included $1.3 million of inventory fair value purchase accounting charges from the Theken acquisition, $1.2 million of charges from discontinued product lines, and $0.2 million of charges related to facility consolidations, manufacturing transfers, and systems integration. Together, these charges reduced the gross margin by 1.6 percentage points.
Research and development expense increased $28.2 million in the third quarter of 2008 to $34.7 million. Research and development expense in the third quarter of 2008 included a $25.2 million acquired in-process research and development charge related to the Theken acquisition.

Selling, general and administrative expense increased by $31.5 million to $87.7 million in the third quarter of 2008, or 52% of total revenue, compared to $56.2 million, or 42% of total revenue, in the third quarter of 2007. Selling, general and administrative expense for the third quarter of 2008 includes a compensation charge of $18.4 million related to the restricted stock units granted in connection with the extension of the term of our Chief Executive Officer’s employment agreement in the third quarter of this year. We continue to leverage our selling, general and administrative expenses as a percentage of sales. We expect these expenses to decrease to between 39% and 41% of revenue in 2009, with the increased leverage of our larger selling organizations being partially offset by the inclusion of the recently acquired Theken companies.
We reported a $1.5 million increase in net interest expense to $3.9 million for the third quarter of 2008, primarily from increased borrowings under our credit facility to fund the purchase of the Theken companies in August and the repayment of our $120 million convertible notes in April 2008.
At September 30, 2008, our cash totaled $109.4 million, and we had $200 million in outstanding borrowings under our credit facility. On October 30, 2008, the Company borrowed an additional $60 million under our senior secured revolving credit facility for general corporate purposes.
Integra’s Board of Directors recently approved a $75 million share repurchase authorization, which will expire on December 31, 2010. Integra did not repurchase any shares of common stock during the quarter.
The company has updated its fourth quarter and full year 2008 guidance and is introducing its guidance for the full year 2009. In accordance with usual practice, expectations for financial performance do not include the impact of acquisitions or other strategic corporate transactions that have not yet closed. However, the company’s guidance does reflect the acquisition of its distributor in Australia and New Zealand. The acquisition closed on October 31, 2008.
In the fourth quarter of 2008 and in 2009, Integra anticipates that it will incur various charges related to inventory purchase accounting and integration of Theken and the company’s distributor in Australia and New Zealand. We also anticipate consolidation, manufacturing and distribution transfer, and system integration charges related to various projects including the continued transfer of manufacturing amongst various sites and Oracle implementation activities in our facilities. These anticipated charges are outlined in the “Reconciliation of non-GAAP adjustments — guidance” table at the end of this release.
In the future we may record, or expect to record, certain additional revenues, gains, expenses or charges (such as acquisition-related charges, facility consolidation, manufacturing and distribution transfer and system integration charges, and certain employee termination and related costs) that we will exclude in the calculation of adjusted earnings per share for historical periods and in providing adjusted earnings per share guidance.
We have increased our revenue guidance for the full year 2008 to a range of $657 million to $665 million from $650 million to $663 million. This revised guidance reflects actual results for the first three quarters of 2008. Fourth quarter revenue guidance is unchanged at $177 million to $185 million. The company is also introducing revenue guidance of $735 million to $755 million for the full year 2009. As has been the case in the past, we expect revenues in the first quarter of 2009 to be 3-5% lower than the fourth quarter of 2008, and earnings to be disproportionately lower, and that the fourth quarter of 2009 will be the strongest quarter of the year.
We are also revising our GAAP and adjusted diluted earnings per share guidance. The new full year 2008 guidance reflects actual results for the first three quarters. 2009 GAAP guidance does not include the impact of the adoption of the Financial Accounting Standards Board (“FASB”) issued Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (“FSP APB 14-1”). FSP APB 14-1 requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer’s nonconvertible debt borrowing rate. The company expects to provide guidance on the impact of the new standard in 2009.

We expect GAAP diluted earnings per share in the range of $0.96 — $1.01 for full year of 2008 and $0.60 — $0.65 for the fourth quarter of 2008. For full year 2009, we anticipate GAAP diluted earnings per share within the range of $2.24- $2.44.
We are updating full year 2008 adjusted diluted earnings per share guidance to within a range of $2.14 — $2.19 based on for third quarter results and the beneficial impact of a 31% expected full year adjusted income tax rate. Fourth quarter 2008 adjusted diluted earnings per share guidance remains unchanged at $0.60-$0.65. For full year 2009 adjusted diluted earnings per share is expected to be in the range of $2.35 — $2.55.
The Company expects to incur approximately $4.1 million, or $0.08 per share, of share-based compensation expense associated with FAS 123R in the fourth quarter of 2008 and approximately $4.0 million, or $0.08 per share, on a quarterly basis for 2009. This non-cash compensation expense is included in both the GAAP and adjusted diluted earnings per share guidance for fourth quarter 2008 and 2009 provided above.
We have scheduled a conference call for 9:00 am ET Monday, November 10, 2008, to discuss the financial results for the fourth quarter of 2008 and forward-looking financial guidance. The call is open to all listeners and will be followed by a question and answer session. Access to the live call is available by dialing (913) 312-1270 or through a listen-only webcast via a link provided on the Investor Relations homepage of Integra’s website at www.Integra-LS.com. A replay of the conference call will be accessible starting one hour following the live event. Access to the replay is available through November 24, 2008 by dialing (719) 457-0820 (access code 8405173) or through the webcast accessible on our website.
Integra LifeSciences Holdings Corporation, a world leader in regenerative medicine, is dedicated to improving the quality of life for patients through the development, manufacturing and marketing of cost-effective surgical implants and medical instruments. Our products, used primarily in neurosurgery, extremity reconstruction, orthopedics and general surgery, are used to treat millions of patients every year. Integra’s headquarters are in Plainsboro, New Jersey, and we have research and manufacturing facilities throughout the world. Please visit our website at (http://www.Integra-LS.com).
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and reflect the Company’s judgment as of the date of this release. Forward-looking statements include, but are not limited to, statements concerning future financial performance, including projections for revenues, gross margin on product revenues, selling, general and administrative expenses, effective income tax rates, GAAP and adjusted net income, GAAP and adjusted earnings per diluted share, acquisition and integration related costs and non-cash compensation expense associated with FAS 123R. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Such risks and uncertainties include, but are not limited to, the Company’s inability to design or improve internal controls to address the disclosed material weaknesses; the impact upon operations of legal compliance matters or internal controls review, improvement and remediation; difficulties in controlling expenses, including costs of legal compliance matters or internal controls review, improvement and remediation; the impact of changes in management or staff levels; the Company’s ability to maintain relationships with customers of acquired entities; physicians’ willingness to adopt, and third-party payors’ willingness to provide reimbursement for, the Company’s recently launched and planned products; initiatives launched by the Company’s competitors; the Company’s ability to secure regulatory approval for products in development; the Company’s ability to comply with and obtain approvals for products of human origin and comply with recently enacted regulations regarding products containing materials derived from animal sources; the Company’s ability to integrate acquired businesses; the Company’s ability to leverage its existing selling organizations and administrative infrastructure; the Company’s ability to increase product sales and gross margins, and control non-product costs; the amount and timing of acquisition and integration related costs; the geographic distribution of where the Company generates its net income, the timing and amount of share-based awards granted to employees; and the economic, competitive, governmental, technological and other risk factors and uncertainties identified under the heading “Risk Factors” included in Item 1A of Integra’s Annual Report on Form 10-K for the year ended December 31, 2007 and information contained in subsequent filings with the Securities and Exchange Commission.

Discussion of Adjusted Financial Measures
In addition to our GAAP results, we provide adjusted revenues, adjusted net income and adjusted earnings per diluted share. Adjusted revenues consists of the following two measures: (i) growth in total revenues excluding product lines acquired after the second quarter 2007 and (ii) growth in total revenues excluding eliminated products lines distributed for third parties and recently acquired product lines. Adjusted net income consists of net income, excluding (i) acquisition-related charges, (ii) facility consolidation, manufacturing and distribution transfer and system integration charges, (iii) certain employee termination and related costs, (iv) charges associated with discontinued or withdrawn product lines, (v) charges related to restructuring European subsidiaries, (vi) intangible asset impairment charges, (vii) incremental professional and bank fees related to the delay in the filing of our 2007 Annual Report on Form 10-K, (viii) charges relating to the grant of restricted stock units in connection with the extension of the term of the CEO’s employment agreement and (ix) the income tax expense/benefit related to these adjustments and the cumulative impact of changes in tax rates. Adjusted earnings per diluted share are calculated by dividing adjusted net income for earnings per diluted share by adjusted diluted weighted average shares outstanding. Because the Company reported a GAAP net loss in the third quarter of 2008, the calculation of GAAP diluted weighted average shares outstanding for the third quarter of 2008 excludes the effects of stock options and unvested restricted stock, as the effect of these equity awards would be anti-dilutive. The Company included the dilutive effects of these equity awards in the calculation of adjusted diluted weighted average shares outstanding used to calculate adjusted earnings per diluted share for the third quarter of 2008 because their effects are dilutive in relation to adjusted net income.
Integra believes that the presentation of adjusted revenues, adjusted net income and adjusted earnings per diluted share provides important supplemental information to management and investors regarding financial and business trends relating to the Company’s financial condition and results of operations. For further information regarding why Integra believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company’s Current Report on Form 8-K regarding this earnings press release filed today with the Securities and Exchange Commission. This Current Report on Form 8-K is available on the SEC’s website at www.sec.gov or on our website at www.Integra-LS.com.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended
	September 30,
	2008	2007
TOTAL REVENUE	$167,028	$135,015

COSTS AND EXPENSES
Cost of product revenues	64,317	50,863
Research and development	34,718	6,546
Selling, general and administrative	87,660	56,241
Intangible asset amortization	3,224	3,029

Total costs and expenses	189,919	116,679

Operating (loss)/income	(22,891)	18,336

Interest income	399	1,518
Interest expense	(4,249)	(3,863)
Other income (expense), net	(409)	(325)

(Loss)/income before income taxes	(27,150)	15,666

Income tax (benefit)/expense	(11,859)	5,993

Net (loss)/income	($15,291)	$9,673

Add back of after tax interest expense	—	3

Net (loss) income for diluted earnings per share	($15,291)	$9,676

Diluted net (loss)/income per share	($0.54)	$0.33

Weighted average common shares outstanding for diluted net (loss)/income per share	28,121	29,314

Listed below are the items included in revenues and net income/(loss) that management excludes in computing the adjusted financial measures referred to in the text of this press release and further described under Discussion of Adjusted Financial Measures.
A.	Growth in total revenues excluding product lines acquired after the second quarter of 2007

	Three Months Ended		Increase
	September 30,		(Decrease)
	2008	2007	$	%
	($ in thousands)
Total revenues, as reported	$167,028	$135,015	$32,013	24%
Less: Revenues of product lines acquired after the second quarter of 2007	17,637	—	17,637	N/M

Revenues excluding recently acquired product lines	$149,391	$135,015	$14,376	11%
B.	Growth in total revenues excluding eliminated product lines distributed for third parties and recently-acquired product lines

	Three Months Ended		Increase
	September 30,		(Decrease)
	2008	2007	$	%
	($ in thousands)
Total revenues, as reported	$167,028	$135,015	$32,013	24%
Less: Revenue from eliminated product lines distributed for third parties	2,222	5,027	(2,805)	(56%)
Revenues of product lines acquired after the second quarter of 2007	17,637	—	17,637	N/M

Revenues excluding eliminated product lines distributed for third parties and recently acquired product lines	$147,169	$129,988	$17,181	13%
C.	Items included in GAAP net (loss)/income

	Three Months Ended
	September 30,
($ in thousands)	2008	2007

Acquisition-related charges	26,584	1,239

Facility consolidation, manufacturing and distribution transfer and system integration charges	238	93

Employee termination and related costs	—	130

Charges related to litigation matters or disputes	—	138

Charge relating to grant of restricted stock units in connection with extension of the term of the CEO’s employment agreement	18,356	—

Charges associated with discontinued or withdrawn product lines
	1,207	—

Income tax expense (benefit) related to above adjustments, the cumulative impact of changes in tax rates, and other adjustments	(17,822)	59

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS — HISTORICAL
(UNAUDITED)

(In thousands, except per share amounts)

	Three Months Ended
	September 30,
	2008	2007
GAAP net (loss)/income	($15,291)	$9,673

Non-GAAP adjustments:

Acquisition-related charges (a)	26,584	1,239

Facility consolidation, manufacturing and distribution transfer and system integration charges (b)	238	93

Employee termination and related costs (c)	—	130

Charges related to litigation matters or disputes (d)	—	138

Charge relating to grant of restricted stock units in connection with extension of the term of the CEO’s employment agreement (e)	18,356	—

Charges associated with discontinued or withdrawn product lines (f)	1,207	—

Income tax expense (benefit) related to above adjustments, cumulative impact of changes in tax rates and other adjustments(g)	(17,822)	59

Total of non-GAAP adjustments	28,563	1,659

Adjusted net income	13,272	11,332
Add back of after tax interest expense	—	3

Adjusted net income for diluted earnings per share	$13,272	$11,335

Weighted average common shares outstanding for GAAP diluted earnings per share	28,121	29,314

Non-GAAP adjustment for dilutive effects of equity awards	927	—

Weighted averages common shares outstanding for adjusted diluted earnings per share	29,048	29,314

Adjusted diluted net income per share	$0.46	$0.39

(a)	2007 — $1,239 recorded in cost of product revenues; 2008 — $25,240 recorded in research and development, $1,283 in cost of product revenues, $61 in selling general and administrative.

(b)	2007 — all recorded in selling general and administrative; 2008- all in cost of product revenues

(c)	2007 — all recorded in selling general and administrative

(d)	2007 — all recorded in selling general and administrative

(e)	2008 — all recorded in selling general and administrative

(f)	2008 — all recorded in cost of product revenues

(g)
2007 — A $667 reduction to income tax expense during the third quarter of 2007 was made to reflect what the income tax expense would have been based upon a 34% effective income tax rate. The adjusted 34% effective income tax rate for the third quarter of 2007 approximates the effective income tax rate that would have been reported for the quarter after excluding the cumulative impact of changes in actual statutory rates and estimated effective income tax rates on prior quarters and certain infrequently occurring items on the 2007 reported tax rate.

2008 — The amount is also reduced by $802 to reflect what the income tax expense would have been based upon a 31% effective income tax rate. The adjusted 31% effective income tax rate for the third quarter of 2008 approximates the effective income tax rate that would have been reported for the quarter after excluding the cumulative impact of changes in actual statutory rates and estimated effective income tax rates on prior quarters and certain infrequently occurring items on the 2008 reported tax rate.
2008 and 2007 — the remaining amount reflects the estimated additional tax (expense)/benefit that the Company would record if it used non-GAAP results instead of GAAP results in the calculation of its tax provision, based on the statutory rate applicable to jurisdictions in which the above non-GAAP adjustments relate.

Condensed Balance Sheet Data (in thousands):

	September 30,	December 31,
	2008	2007
Cash and marketable securities, including non-current portion	109,339	57,339
Accounts receivable, net	111,081	103,539
Inventory, net	155,615	144,535

Bank line of credit	200,000	—
Convertible securities, current	—	119,962
Convertible securities, non-current	330,000	330,000

Stockholders’ equity	321,594	260,429

Revenue categories

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2008	2007	2008	2007
Medical Surgical Equipment	$95,571	$85,873	$272,534	$247,177
Neurosurgical and Orthopedic Implants	71,457	49,142	207,700	145,637

Total revenue	$167,028	$135,015	$480,234	$392,814

Integra NeuroSciences	$68,014	$56,678	$192,146	$176,610
Integra Orthopedics	53,848	33,035	155,996	99,483
Integra Medical Instruments	45,166	45,302	132,092	116,721

Total revenues	$167,028	$135,015	$480,234	$392,814

Beginning with the third quarter 2008 earnings results, Integra LifeSciences has recast its revenue results into three categories based on the markets the company serves. The above table presents third quarter revenues in both the current and historical categories. In subsequent quarters the company will no longer present revenue in the prior format.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS — GUIDANCE
(In thousands, except per share amounts)

	Projected Three Months Ended
	31-Dec-08
	Low	High
GAAP net income	$17,710	$19,150

Non-GAAP adjustments:

Acquisition-related charges	1,900	1,900

Facility consolidation, manufacturing and distribution transfer and system integration charges	680	680

Tax adjustment for full year 31% rate	(1,740)	(1,830)

Income tax (benefit) related to above adjustments , cumulative impact of changes in tax rates, and other adjustments	(850)	(850)

Total of non-GAAP adjustments	(10)	(100)

Adjusted net income	$17,700	$19,050

Weighted average common shares outstanding for diluted net income per share	29,400	29,400

GAAP diluted net income per share	$0.60	$0.65

Non-GAAP adjustments detailed above (per share)	$0.00	$0.00

Adjusted diluted net income per share	$0.60	$0.65

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS — GUIDANCE
(In thousands, except per share amounts)

	Projected Year Ended		Projected Year Ended
	31-Dec-08		31-Dec-09
	Low	High	Low	High
GAAP net income	$27,790	$29,230	$65,500	$71,500

Non-GAAP adjustments:

Acquisition-related charges	32,140	32,140	4,500	4,500

Facility consolidation, manufacturing and distribution transfer and system integration charges	1,480	1,480	900	900

Incremental professional and bank fees related to the delayed 10-K filing	1,040	1,040	—	—

Charges associated with discontinued or withdrawn product lines	1,210	1,210	—	—

Charge relating to grant of restricted stock units in connection with extension of the term of the CEO’s employment agreement	18,360	18,360	—	—

Tax adjustment for full year 31% rate	460	370	—	—

Income tax expense (benefit) related to above adjustments	(20,890)	(20,890)	(2,100)	(2,100)

Total of non-GAAP adjustments	33,800	33,710	3,300	3,300

Adjusted net income	$61,590	$62,940	$68,800	$74,800

Weighted average common shares outstanding for diluted net income per share	28,800	28,800	29,300	29,300

GAAP diluted net income per share	$0.96	$1.01	$2.24	$2.44

Non-GAAP adjustments detailed above (per share)	$1.18	$1.18	$0.11	$0.11

Adjusted diluted net income per share	$2.14	$2.19	$2.35	$2.55
IART-F
Source: Integra LifeSciences Holdings Corporation